Exhibit 10.5

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the "Voting Trust Agreement") is made and entered into as of this 21 day of May, 2012, by and among the shareholders set forth on the signature page (collectively, the "Shareholders"), holders of "Shares" (as hereinafter defined) issued by Accend Media., a Nevada corporation, soon to be known as Cloud Star Corporation (the "Company"), together with such other present and/or future shareholders of the Company as may hereafter become parties hereto or holders of Voting Trust Irrevocable Proxy Certificates (all of the foregoing being hereinafter being individually referred to as a "Shareholder" and collectively referred to as the "Shareholders"), and Safa Movassaghi and Walter Grieves (referred to as “Co-Trustees”).

WHEREAS, the Company is a corporation organized and existing under the laws of the State of Nevada, with authorized capital of 75,000,000 shares of common stock, $0.001 par value (the “Common Stock”);

WHEREAS, the Company plans to increase its number of authorized from 75,000,000 to 190,000,000 and effectuate a five for one forward stock split.

WHEREAS, the Company is planning to enter into to an Acquisition Agreement and Plan of Merger, whereby Cloud Star Corp. will merge its operations into Accend Media and the Cloud Star owners will own and control Accend Media.

WHEREAS, the Company is planning to change its corporate name from Accend Media to Cloud Star Corporation.

WHEREAS, pursuant to an Acquisition Agreement and Plan of Merger (the “Acquisition Agreement”) dated May 7, 2012 between the Company and Cloud Star Corp. (“Cloud Star”), whereby, the CEO of Accend Media owns 115,000,000 restricted shares in Accend Media out of the 150,000,000 common shares issued and outstanding. He has agreed to exchange 114,000,000 of his restricted shares in consideration for receiving a one-year employment agreement as Corporate Secretary and Chief Compliance Officer of the merged entities;

WHEREAS, following the forward stock split, Cloud Star shareholders agree to cancel 50,000,000 common restricted shares of the post merger company. Subsequently, the sole Cloud Star shareholder will own 60,000,000 restricted shares, out of 98,000,000 issued and outstanding shares following the cancellation of shares and the forward stock split.

WHEREAS, Walter Grieves, a named Director of Cloud Star, controls Leeward Ventures, Inc. Leeward Ventures has already invested $100,000 in Accend Media and has agreed to invest an additional $400,000 into the Company, in the form of an Assignable Subscription Receivable to purchase a total of 5,000,000 restricted shares of Accend Media from two shareholders.

WHEREAS, pursuant to the Acquisition Agreement, each of the Shareholders, who will own restricted stock, will enter into a Lock-up Agreement (the “Lock-up Agreement”) dated as of the respective date of execution with the Company and Cloud Star pursuant to which each Shareholder agreed not to, during the period beginning on the date of the Acquisition Agreement and ending on the date 12 months after the name change of Accend Media to Cloud Star Corp (as defined in the Acquisition Agreement), sell, assign, give, pledge, encumber, dispose or otherwise transfer ownership of any right, title or interest to all or any portion of the Shares (as defined below) held by each respective Shareholder, unless permitted under the Lock-up Agreement;

WHEREAS, in order to safe-guard the continuity and stability of policy and management and for the benefit and protection of the present and future holders of Common Stock, in order to protect the investors money and inventor’s intellectual property, the majority shareholder require the deposit hereunder with the Voting Co-Trustees, the restricted majority shares of Common Stock being so deposited, and each of the Stockholders deems the deposit of its shares of Common Stock hereunder to be in its interest;

WHEREAS, the Co-Trustees have consented to act under this Voting Trust Agreement for the purposes herein provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Transfer of Stock to Co-Trustees. Each of the Shareholders hereby assigns and transfers to the Voting Trust an Irrevocable Proxy representing the number of shares of Common Stock (the “Shares” or the “Securities”) set forth opposite such Shareholders name their share certificate and herewith deposits with the Irrevocable Proxy certificate or certificates representing such shares, duly endorsed. Upon receipt by the Voting Trust of the Irrevocable Proxy representing the shares of Common Stock, the Voting Trust shall hold the Irrevocable Proxy subject to the terms and conditions of this Agreement.

2. Transfer of Irrevocable Proxies. The Voting Irrevocable Proxy Certificates shall be transferable at the law offices of Ira D. Lebovic, located at 4100 MacArthur Blvd., Suite 315, Newport Beach, CA 92660 (or at such other office as the Co-Trustees may designate by an instrument in writing signed by the Co-Trustees and sent by mail to the registered holders of Voting Trust Certificates), on the books of the Co-Trustees, by the registered owner thereof, either in person or by his duly authorized attorney, in accordance with the terms of this Voting Trust Agreement, and according to the rules established for that purpose by the Co-Trustees. The Co-Trustees may treat the registered holder as owner thereof for all purposes whatsoever. The Co-Trustees shall not be required to recognize any transfer of a Voting Trust Irrevocable Proxy Certificate not made in accordance with the provisions hereof.

If a Voting Trust Irrevocable Proxy Certificate is lost, stolen, mutilated or destroyed, the Co-Trustees, in the Co-Trustees’ discretion, may issue a duplicate of such certificate upon receipt of: (a) evidence of such fact satisfactory to the Co-Trustees; (b) indemnity satisfactory to the Co-Trustees; and (c) the existing certificate, if mutilated.

3. Restrictions. No Shareholder shall sell, assign, give, pledge, encumber, dispose or otherwise transfer ownership of any right, title or interest to all or any portion of his Securities or Irrevocable Proxy Voting Trust Certificates in the Company, by operation of law or otherwise, except in accordance with and as provided by this Voting Trust Agreement, the Lock-up Agreement (as defined below) and except in compliance with all applicable Federal and state securities laws, rules and regulations.

4. Restrictions on Transfers. The Irrevocable Proxy Certificates representing the Securities hereunder in the name of the Co-Trustees shall not be transferable at any time during the term hereof. Accordingly, during the term hereof, no such Securities may be transferred, conveyed, assigned, encumbered or hypothecated in any manner whatsoever by the Co-Trustees or the holder of the related Voting Trust Irrevocable Proxy Certificate. The Shareholders further acknowledge that each of the shareholders has also entered into or intends to enter into a Lock-up Letter Agreement with the Company (the “Lock-up Agreement”) with respect to the Shares set forth opposite such Shareholder’s name on Exhibit A hereto.

5. Agreement. A copy of this Voting Trust Agreement, and of every agreement extending, supplementing or amending this Voting Trust Agreement, shall be filed in the principal office of the Company and shall be open to the inspection of any Shareholder or any beneficiary of the trust established under this Voting Trust Agreement. All Voting Trust Irrevocable Proxy Certificates issued under this Voting Trust Agreement shall be issued, received and held subject to the terms of this Voting Trust Agreement. Every person, firm, or corporation entitled to receive Voting Trust Certificates representing Securities, and their transferees and assigns, upon accepting the Voting Trust Certificates issued hereunder, shall be bound by the provisions of this Voting Trust Agreement and shall be considered a Shareholder for purposes of this Voting Trust Agreement. This Voting Trust Agreement shall be governed under the laws of the State of Nevada.

6. Termination of Agreement. This Voting Trust Agreement shall terminate and be of no further force and effect twelve (12) months after the name change of the corporation from Accend Media to Cloud Star Corp. (as defined in the Acquisition Agreement) (the “Termination Date”), which is expected to take place on or about May 23, 2013. Once this Voting Trust Agreement terminates, Safa Movassaghi will have sole controlling interest of the Company, and at his will, he will have votes be able to change the board of directors, the management, the structure of the Company and its business direction, if he so desires to do so.

7. Termination Procedure. Upon the termination of this Voting Trust Agreement as provided in Section 6 hereof, the Co-Trustees, at such time as the Co-Trustees may choose during the period commencing twenty (20) days before and ending twenty (20) days after such termination, shall mail written notice of such termination to the registered owners of the Voting Trust Irrevocable Proxy Certificates, at the addresses appearing on the transfer books of the Co-Trustees. From the date specified in any such notice (which date shall be fixed by the Co-Trustees), the Voting Trust Irrevocable Proxy Certificates shall cease to have any effect, and the holders of such Voting Trust Irrevocable Proxy Certificates shall have no further rights under this Voting Trust Agreement other than to receive certificates for the Securities or other property to the extent distributable under the terms of this Voting Trust Agreement.

8. Dissolution of Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Co-Trustees shall receive the monies, securities, rights or property to which the holders of the Securities deposited hereunder are entitled, and shall distribute the same among the registered holders of Voting Trust Irrevocable Proxy Certificates in proportion to their interests, as shown by the books of the Co-Trustees, or the Co-Trustees may, in the Co-Trustees' discretion, deposit such monies, securities, rights or property with any bank or trust company as the Co-Trustees shall determine, with authority and instructions to distribute the same as above provided, and all further obligations or liabilities of the Co-Trustees in respect of such monies, securities, rights or property so distributed shall cease.

9. Reorganization of the Company. In case the Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation, then in connection with such transfer, the term "Company," for all purposes of this Voting Trust Agreement, shall be taken to include such successor corporation, and the Co-Trustees shall receive and hold under this Voting Trust Agreement any stock of such successor corporation received on account of the ownership, as Co-Trustees hereunder, of the Securities held hereunder prior to such merger, consolidation or transfer. Voting Trust Irrevocable Proxy Certificates issued and outstanding under this Voting Trust Agreement at the time of such merger, consolidation or transfer may remain outstanding, or the Co-Trustees may, in the Co-Trustees’ discretion, substitute for such Voting Trust Certificates new Voting Trust Certificates in appropriate form, and the term "Stock" as used herein shall be taken to include any stock which may be received by the Co-Trustees in lieu of all or any part of the stock of the Company.

10. Rights and Duties of Co-Trustees. Until the actual delivery to the holders of Voting Trust Irrevocable Proxy Certificates issued hereunder of the Securities in exchange therefore, and until the cancellation of the Voting Trust Irrevocable Proxy Certificates, no Shareholder shall have the right to vote the Securities held hereunder. The Co-Trustees shall have the exclusive right to exercise all of the Shareholders' voting rights and powers in respect of such shares deposited hereunder, as if the Co-Trustees was the absolute owner thereof. Without limiting the generality of the foregoing, the Co-Trustees shall have the right to exercise, in person or by the Co-Trustees’ nominees or proxies, all Shareholders' rights and powers in respect of all the Securities deposited hereunder, including the right to vote and to take part in or consent to any corporate or Shareholders' action of any kind whatsoever. The right to vote shall include, without limitation, the right and duty to vote for any election or removal of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting, or require the consent of the shareholders of the Company, including, without limitation, the dissolution or liquidation of the Company.

In voting the Securities held by the Co-Trustees under this Voting Trust Agreement, the Co-Trustees shall vote to take such part or action in respect to the management of the Company's affairs as the Co-Trustees may deem necessary, to the end that the Co-Trustees may be advised of the affairs of the Company and the management thereof; and in voting upon any matters that may come before the Co-Trustees at any shareholders' meeting, the Co-Trustees shall exercise the Co-Trustees’ best judgment, but the Co-Trustees shall not be personally liable with respect to any action taken pursuant to the Co-Trustees’ votes so cast in any matter or act committed or omitted to be done under this Voting Trust Agreement, provided such commission or omission does not amount to willful misconduct on the Co-Trustees’ part.

11. Initial and Successor Co-Trustees. The initial Co-Trustees hereunder are Movassaghi and Walter Grieves. If the Co-Trustees are not willing to serve, then the holders of Voting Trust Irrevocable Proxy Certificates then representing a majority of the voting power of the Securities deposited hereunder shall designate one or more persons, bank or trust companies meeting the qualifications described above to serve as successor Co-Trustees(s) or Co-Trustees. Such written designation may be amended or revoked at any time and such designation may provide for a series of successor Co-Trustees. If there is more than one Co-Trustees hereunder, then a majority vote of such Co-Trustees shall be required for any action of the Co-Trustees hereunder.

12. Disagreement between Co-Trustees. If for any reason the Co-Trustees cannot agree on the management, board of directors, policy, capitalization structure of the company, business operations, business focus, such disagreement will have no effect on the then existing business operations, current management, current policies in place and capital structure of the Company. If there are any disagreements between the Co-Trustees, everything pre-existing in the Company remains status quo. Corporate changes can only be made on the joint agreement between the Co-Trustees. This protects the interests of the investor(s) who funded the Company, and the intellectual property used by the Company.

13. Reimbursement of Co-Trustees Expenses; Liability of Co-Trustees. The Co-Trustees shall not be paid compensation for the Co-Trustees' services. The Co-Trustees shall have the right to incur and pay such reasonable expenses and charges, and to employ and pay such agents, attorneys and counsel as the Co-Trustees may deem necessary and proper for carrying this Voting Trust Agreement into effect. Any such expenses or charges incurred by or due to the Co-Trustees may be deducted from the dividends or other monies or property received by the Co-Trustees. Nothing herein shall disqualify the Co-Trustees or incapacitate the Co-Trustees from serving the Company or one or more of the holders of the Voting Trust Certificates in any capacity, and from receiving compensation for such service.

The Co-Trustees shall incur no responsibility or liability by reason of any error of law or with respect to anything done or suffered or omitted, except for the Co-Trustees' own individual willful misconduct or failure to exercise good faith in connection with or arising out of this Voting Trust Agreement or the discharge by the Co-Trustees of the Co-Trustees’ duties hereunder. The Shareholders agree to indemnify and save harmless the Co-Trustees from and against any and all claims, expenses and liabilities incurred by the Co-Trustees or asserted against the Co-Trustees in connection with or arising out of this Voting Trust Agreement or the discharge by the Co-Trustees of the Co-Trustees’ duties hereunder, except for a Co-Trustees’ willful misconduct or failure to exercise good faith in such matters, which agreement to indemnify and hold the Co-Trustees harmless shall be subject to contribution by the Shareholders in proportion to their interest in the Securities entrusted with the Co-Trustees hereunder at the time of the initial assertion of a claim by any Co-Trustees to be so indemnified or held harmless. No Co-Trustees shall be required to give any bond or other security for the discharge of the Co-Trustees’ duties.

The Co-Trustees may consult with legal counsel and the Co-Trustees shall be fully protected and be subject to no liability for any action under this Voting Trust Agreement taken or suffered in good faith by the Co-Trustees in accordance with the opinion of such counsel; the Shareholders shall pay the costs of such legal counsel.

14. Shareholder Representations and Agreements. Each Shareholder represents, warrants and agrees as follows:

(a) that Exhibit A annexed hereto sets forth the shares of which such Shareholder is the record and beneficial owner;

(b) that such Shareholder is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all liens, security interests, encumbrances, voting agreements and commitments of every kind;

(c) such Shareholder has all necessary power and authority to enter into this Voting Trust Agreement, and that this Voting Trust Agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against such Shareholder in accordance with its terms;

(d) such Shareholder agrees that monetary damages would be an inadequate remedy for the breach by such Shareholder of any term or condition of the Voting Trust Agreement, and that the Co-Trustees shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements of such Shareholder set forth herein, without the posting of a bond or other security; and

15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall conclusively deem to have been duly given: (a) when hand delivered to the receiving party; (b) when received when sent by facsimile at the applicable address and the numbers set forth below or shown on the transfer books of Co-Trustees; (c) three business days after deposit in the U.S. Mail with first class or certified mail receipt requested postage prepaid and addressed to the applicable party as set forth below or in the transfer books of Co-Trustees; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the applicable party as set forth below or in the transfer books of Co-Trustees with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Co-Trustees:

Safa Movassaghi

c/o Cloud Star Corporation

P.O. Box 4906, Mission Viejo, CA

Walter Grieves

711 S. Carson Street, Suite 4

Carson City, NV 89701

To the Holder of the Irrevocable Proxy Certificates:

Ira D. Lebovic

4100 MacArthur Blvd., Suite 315

Newport Beach, CA 92660

To the Company:

Accend Media

8275 S. Eastern Avenue, Suite 200-306

Las Vegas, NV 89123

Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes. The addresses of the holders of Voting Trust Certificates, as shown on the transfer books of the Co-Trustees, shall in all cases be deemed to be the addresses of Voting Trust Certificate holders for all purposes under this Voting Trust Agreement, without regard to what other or different addresses the Co-Trustees may have for any Voting Trust Certificate holder on any other books or records of the Co-Trustees.

All distributions of cash, securities or other property hereunder by the Co-Trustees to the holders of Voting Trust Certificates may be made, in the discretion of the Co-Trustees, by registered mail in the same manner as hereinabove provided for the giving of notices to the holders of Voting Trust Certificates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Co-Trustees has signed this Voting Trust Agreement, and the Shareholders have signed this Voting Trust Agreement.

CO-TRUSTEES:

________________________________

Safa Movassaghi

________________________________

Walter Grieves

SHAREHOLDERS:

/s/ Safa Movassaghi	/s/ Walter Grieves
Safa Movassaghi	Walter Grieves

/s/	/s/
_______________________________________	_______________________________________
Name Title	Name Title

/s/	/s/
__________________________________ (Name of Shareholder)	__________________________________ (Name of Shareholder)

/s/	/s/
_______________________________________	_______________________________________
Name Title	Name Title

EXHIBIT A

Name and Address of Shareholder Number of Shares

Safa Movassaghi 60,000,000 (Following Acquisition)

Walter Grieves 5,000,000 (Following Purchase of Shares)

EXHIBIT B

ACCEND MEDIA

(SOON TO BE CALLED CLOUD STAR CORPORATION)

A NEVADA CORPORATION

VOTING TRUST IRROVCABLE PROXY CERTIFICATE

BE IT KNOWN, that Safa Movassaghi and Walter Grieves, shareholders of Accend Media, soon to be called Cloud Star Corporation hereby constitutes and appoints Safa Movassaghi and Walter Grieves, as Co-Trustees, to act as agent for us personally and in our name, place and stead, to vote our proxy at their discretion, for the transaction of any business which may legally come before Accend Media, in accordance with the Voting Trust Agreement entered into on May 7, 2012. Further, Safa Movassaghi and Walter Grieves revoke any other proxies heretofore given, and agree that this proxy is irrevocable until May 23, 2013.

Safa Movassaghi and Walter Grieves are authorized to execute this Proxy on their behalf.

WITNESS my hand and seal this 21st day of May, 2012.

NAME OF SHAREHOLDER:	NAME OF SHAREHOLDER:

By: /s/ Safa Movassagi	By: /s/ Walter Grieves
Safa Movassaghi	Walter Grieves